Volatility Shares Trust 485BPOS

Exhibit 99(e)(2)

EXHIBIT A TO THE DISTRIBUTION AGREEMENT BETWEEN THE REGISTRANT AND FORESIDE FUND SERVICES, LLC

EXHIBIT A

Volatility Shares S&P 500 High Volatility Index ETF

1x Long VIX Futures K-1 Free ETF

-1x Short VIX Mid-Term Futures ETF

2x Bitcoin Strategy ETF